EXHIBIT 10.7

FORM OF RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) is by and between LNC and [Name of Grantee] (the “Grantee”), and evidences the grant, by LNC on August 2, 2007 (“Date of Grant”) of a Restricted Stock Award to Grantee, and Grantee’s acceptance of the Restricted Stock Award in accordance with the provisions of the Lincoln National Corporation Incentive Compensation Plan, as Amended and Restated effective May 10, 2007, and any amendments thereto (the “Plan”) and this Agreement. LNC and Grantee agree as follows:

1.	Number of Shares Granted. Grantee is awarded [Number of Shares] shares of LNC common stock subject to the restrictions set out in the Plan and in this Agreement (the “Restricted Shares”). In the event of a stock dividend or stock split, the number of Restricted Shares shall be automatically increased in the same manner as all outstanding shares of LNC common stock and shall be subject to the same restrictions as the underlying shares.

2.	Restrictions. The Restricted Shares granted pursuant to this Agreement shall be subject to the following Restrictions until such time as the Restrictions shall lapse, as described in Paragraph 7 below: (a) neither the Restricted Shares nor any interest or right therein or part thereof shall be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Grantee; and (b) in the event that Grantee’s Service (as defined below) with LNC and all subsidiaries terminates prior to the vesting dates set forth in subsection 7(a) below other than on account of death or disability or a Change of Control (as defined below), the Restricted Shares shall be forfeited and transferred back to LNC. Upon forfeiture, Grantee shall have no further rights in such Restricted Shares nor in the Dividend Equivalent Rights Account (as described below).

For purposes of this Agreement, the term “Service” includes service as a common law employee, a full time life insurance salesman under contract with LNC or a subsidiary (“planner”), or the furnishing of exclusive consulting services to LNC or a subsidiary after Retirement (termination on or after age 55 with 5 years of Service) pursuant to a written agreement.

3.	Voting Rights. Grantee shall have voting rights on the Restricted Shares.

4.	Dividend Equivalent Rights. No cash dividends shall be payable on the Restricted Shares. Instead, a Dividend Equivalent Rights Payment Account (“DER Account”) shall be established and maintained for Grantee. Stock units equal in value to dividends attributable to the Restricted Shares shall be credited to the DER Account as of the dividend payable date. These stock units have the same restrictions as the underlying Restricted Shares.

5.	Registration of Restricted Shares. The Secretary of LNC will register Restricted Shares in the name of Grantee, to be held in book entry form by the LNC’s transfer agent until such time as the restrictions lapse or until the Restricted Shares are canceled or forfeited. The transfer of these Restricted Shares is restricted under the terms of this Agreement (as described in Paragraph 2 above).

6.	Compliance with Non-Competition, Non-Solicitation, Non-Disparagement and Non-Disclosure Provisions. Any unvested portion of this award may be canceled by action of the Compensation Committee of the LNC Board of Directors or its delegates if Grantee is terminated for Cause (as defined below), or if Grantee fails to comply with the non-competition, non-solicitation, non-disparagement and/or non-disclosure provisions described below. In addition, if Grantee is terminated for Cause at any time, or if Grantee fails to comply with the non-competition, non-solicitation, non-disparagement and/or non-disclosure provisions described below during the period beginning with the date of grant and ending on the date six months after the date that Restricted Shares vest LNC may rescind this award and Grantee must deliver to LNC within ten (10) business days after receiving written notice of rescission from LNC [Insert Number from Paragraph 1 above] shares of LNC common stock:

(a)	Non-Competition. Grantee may not become employed by, work on behalf of, or otherwise render services that are the same or similar to the services rendered by Grantee at LNC for any organization or business which competes with or provides, or is planning to provide, the same or similar products and/or services as any LNC business unit in which Grantee was employed or otherwise had responsibilities for at the time of his/her termination. Grantee understands and agrees that this restriction is nationwide in scope. If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b)	Non-Solicitation. Grantee shall not directly or indirectly hire, manage, solicit or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors or service providers of LNC whom Grantee had hired, managed, supervised, or otherwise became familiar with as a result of his/her employment with LNC and who were employed at LNC at the time of Grantee’s termination of LNC employment or had been employed at LNC within three (3) months of Grantee’s date of termination of LNC employment.

(c)	Non-Disparagement. Except as required by law or subpoena, Grantee shall not (i) make any public statements regarding his/her employment with LNC (other than factual statements concerning the dates of employment and positions held) or his/her termination or retirement from LNC that are not agreed to by LNC, such approval not to be unreasonably withheld or delayed; (ii) Grantee shall not disparage LNC or any of its subsidiaries or affiliates, its and their respective employees, executives, officers, or Boards of Directors.

(d)	Non-Disclosure. Grantee shall not, without prior written authorization from LNC, disclose to anyone outside of LNC, or use in other than LNC’s business, any information or material relating to the business of LNC that LNC considers confidential and/or proprietary pursuant to its Code of Conduct. In addition, Grantee agrees that, in the event of termination of employment for any reason, Grantee shall immediately return all confidential and proprietary LNC information to LNC.

For purposes of this Agreement, “Cause” means, as determined by LNC in its sole discretion, a conviction of a felony or any fraudulent of willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC.

7.	Lapse of Restrictions. Subject to Paragraph 6 above, the Restrictions on the Restricted Stock shall lapse, and the Shares shall vest fully on the earlier of the following dates:

(a)	1/3 or Shares on August 2, 2008;

1/3 or          Shares on August 2, 2009; and

1/3 or          Shares on August 2, 2010.

(b)	The date on which the Compensation Committee of the LNC Board of Directors determines the total disability of Grantee, as determined pursuant to any applicable federal taxation rules; or

(c)	The date of the Grantee’s death; or

(d)	The date on which a Change of Control of LNC occurs as that term is defined in the Lincoln National Corporation Executives’ Severance Benefit Plan on the day immediately preceding such Change of Control and pursuant to any applicable federal taxation rules.

Unless the Restricted Shares have been canceled or forfeited, the Restricted Shares shall be distributed to Grantee (or Grantee’s designee or estate) without restrictions as soon as practicable. LNC shall create a book entry account in the name of the Grantee, to which shares of LNC common stock representing the Restricted Shares and the stock units credited to the Grantee’s DER Account shall be credited. In addition, the Compensation Committee of the LNC Board of Directors may exercise its sole discretion to defer all or a portion of such Restricted Shares and the DER Account under the Deferred Compensation Plan if the Grantee is a Reporting Person under Section 16(a) of the Securities Exchange Act of 1934 and Grantee’s employer would be denied a tax deduction under Internal Revenue Code Section 162(m) for the value of such Restricted Shares and the DER Account.

8.	Tax Withholding. Grantee must remit to the Secretary of LNC an amount equal to any tax withholding required by federal, state, or local law on the value of the Restricted Shares and the DER Account at such time as they are taxable to Grantee. Grantee may elect, in accordance with procedures established by the Committee, to surrender shares of LNC common stock (including the shares which are a part of this award) with a fair market value on the date of surrender that satisfies all or part of the withholding requirements.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the effective date set out above.

LINCOLN NATIONAL CORPORATION

By:
Dennis R. Glass
Chief Executive Officer

SMC Restricted Stock Award

August 2 2007